Exhibit 99.1

Goodman Networks Names Veteran Executive Leader

Craig E. Holmes as New CFO

PLANO, Texas (December 4, 2014) — Goodman Networks Incorporated, a leader in the design, engineering, construction, deployment, integration and maintenance of converging wireless networks, today announced the appointment of Craig E. Holmes as its new chief financial officer. Mr. Holmes will report to CEO Ron Hill and will have responsibility for leading all aspects of the company’s financial management.

“Craig Holmes has had tremendous success creating value, spearheading liquidity events, and leading business growth and transformation at several public and private companies,” said Ron Hill, Goodman Networks’ CEO and president. Hill continued, “His extensive experience in financial management and business leadership will be important to our team as we continue to drive growth and add value for our customers and investors.”

Mr. Holmes assumes the CFO role effective immediately from interim CFO Geoff Miller. Holmes joins Goodman from Sizmek, Inc. & Digital Generation, Inc., where he served as executive vice president and chief financial officer. Prior to his role at Sizmek, Inc. and Digital Generation, Inc., Holmes served as the CFO at Quickoffice Inc. In addition, he previously was CFO at Intervoice and at EXCEL Communications. He began his career at Arthur Andersen Accounting and Business Advisory Services after graduating from Texas Tech University with both a Masters and BBA in accounting.

“I am thrilled to join this established leader in wireless networks and look forward to helping Goodman drive future growth and take this company to the next level,” said Holmes.

Mr. Holmes currently serves as a member of the board of directors and chairman of the Audit Committee at Independent Bank Group, and as a member of the board of directors of Hobi International, Inc.

About Goodman Networks Incorporated

Goodman Networks Incorporated is a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our core services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks.

Goodman Networks Contact:

Scott Willis, EVP, Sales and Marketing

972-421-5800

swillis@goodmannetworks.com

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